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         (b)      REPORTS ON FORM 8-K

                  A Current Report on Form 8-K (Item 5) was filed on November 9, 2000, regarding the Company's completion of its reorganization and merger with its banking subsidiary, Heritage Bank, and the registration of the Company's common stock pursuant Section 12(g) of the Securities Exchange Act of 1934, as amended.

EXHIBIT 11        STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

                     HERITAGE FINANCIAL HOLDING CORPORATION
                   Computation of Net Income Per Common Share

The following tabulation presents the calculation of basic and diluted earnings per common share for the years ended December 31, 2000, 1999, and 1998.

                                                                      2000              1999              1998
                                                                  ------------      ------------      ------------

BASIC EARNINGS PER SHARE:
   Net income ..............................................      $  2,187,531      $    860,861      $    418,855
                                                                  ============      ============      ============

   Earnings on common shares ...............................      $       0.26      $       0.12      $       0.07
                                                                  ============      ============      ============

   Weighted average common shares outstanding - basic ......         8,316,756         7,226,044         5,615,596
                                                                  ============      ============      ============

   Basic earnings per common share .........................      $       0.26      $       0.12      $       0.07
                                                                  ============      ============      ============

DILUTED EARNINGS PER SHARE:
   Net income ..............................................      $  2,187,531      $    860,861      $    418,855
                                                                  ============      ============      ============

   Weighted average common shares
     outstanding ...........................................         8,316,756         7,226,044         5,615,596

   Net effect of the assumed exercise of stock
     options - based on the treasury stock method
     using average market price for the year ...............         1,817,109           634,425            69,568
                                                                  ------------      ------------      ------------

   Weighted average common shares outstanding -
     diluted ...............................................        10,133,865         7,860,469         5,685,164
                                                                  ============      ============      ============

   Diluted earnings per common share .......................      $       0.22      $       0.11      $       0.07
                                                                  ============      ============      ============

EXHIBIT 21      SUBSIDIARIES OF THE REGISTRANT

Subsidiaries - Direct/Wholly-owned           State of Incorporation
- ----------------------------------           ----------------------
Heritage Bank                                        Alabama


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